Exhibit (a)(1)(E)
OFFER TO PURCHASE FOR CASH
Any and All Issued and Outstanding Shares of Common Stock
of
LOGICBIO THERAPEUTICS, INC.
a Delaware corporation
at
$2.07 PER SHARE
Pursuant to the Offer to Purchase dated October 18, 2022
by
CAMELOT MERGER SUB, INC.
a wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

October 18, 2022
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated October 18, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Camelot Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined in the Offer to Purchase) any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $2.07 per Share, to the seller in cash, without interest (the “Offer Price”), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.
THE BOARD OF DIRECTORS OF THE COMPANY (THE “COMPANY BOARD”), AT A MEETING THEREOF DULY CALLED AND HELD, DULY ADOPTED BY UNANIMOUS VOTE RESOLUTIONS (WHICH HAVE NOT BEEN RESCINDED, MODIFIED OR WITHDRAWN IN ANY WAY) (A) DETERMINING THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY (THE “TRANSACTIONS”), INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (B) APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, AND DECLARING THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (C) AGREEING THAT THE MERGER SHALL BE EFFECTED UNDER SECTION 251(H) AND OTHER RELEVANT PROVISIONS OF THE DGCL (AS DEFINED BELOW) AND (D) RESOLVING TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish for us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.   The Offer Price is $2.07 per Share, to you in cash, without interest, less any applicable withholding taxes.
2.   The Offer is being made for any and all issued and outstanding Shares.
3.   The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case, immediately prior to the effective time, (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be cancelled and converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (a), (b) and (c) above will be automatically cancelled and retired and will cease to exist at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d) above will entitle their holders only to the rights granted to them under Section 262 of the DGCL.
4.   The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement, in which event “Offer Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
5.   The Offer is not subject to any financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions described in Section 15 — “Conditions of the Offer” of the Offer to Purchase. If at the otherwise scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions (as defined in the Offer to Purchase) (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will extend the Offer on one occasion for an additional period specified by the Company of up to ten business days, to permit the Minimum Tender Condition to be satisfied.
6.    The Company Board, at a meeting thereof duly called and held, duly adopted by unanimous vote, resolutions (which have not been rescinded, modified or withdrawn in any way) (a) determining that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approving the Merger Agreement and the Transactions, including the Offer and the Merger, and declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) agreeing that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL and (d) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7.   Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., as depositary and paying agent for the Offer, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.
If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Offer Expiration Time.
The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be not in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
Any and All Issued and Outstanding Shares of Common Stock
of
LOGICBIO THERAPEUTICS, INC.
a Delaware corporation
at
$2.07 Per Share
Pursuant to the Offer to Purchase, dated October 18, 2022
by
CAMELOT MERGER SUB, INC.
a wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 18, 2022 (“Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”), in connection with the offer by Camelot Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to purchase, subject to certain conditions, including the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined in the Offer to Purchase), any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $2.07 per Share, to the holder in cash, without interest (the “Offer Price”), less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.
ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:                   SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the Offer Expiration Time (as defined in the Offer to Purchase).
Dated:	Signatures(s)
Please Print Name(s)
Address(es):	(Include Zip Code)
Area Code and Tel. No.:
Tax Identification or Social Security No

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.